Exhibit 99.1

NEORX PRESENTS PHASE II DATA FROM STR DOSIMETRY STUDY

IN MULTIPLE MYELOMA AT ASCO ANNUAL MEETING

Promising Response and Safety Data Reported

SEATTLE (June 7, 2004) – NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, presented data from its phase II dosimetry study of STR™ (Skeletal Targeted Radiotherapy) in patients with multiple myeloma at the 2004 Annual Meeting of the American Society of Clinical Oncology (ASCO) on June 6 in New Orleans.  The data demonstrated positive trends in both patient response and safety.  NeoRx is developing STR for use with high-dose chemotherapy and stem cell transplantation.  The Company recently initiated a phase III pivotal study of STR in multiple myeloma, a cancer that arises in the bone marrow.

Of the 10 evaluable patients treated in the dosimetry study, two achieved a complete response, four achieved a partial response, three had stable disease, and one had progressive disease, indicating an objective response rate of 60%.  All 12 patients achieved prompt stem cell engraftment and recovery of blood cell counts following transplantation.

The data were presented by William Bensinger, MD, of the Fred Hutchinson Cancer Research Center, and the principal investigator for the dosimetry study.  “Data from this study further support the favorable safety and efficacy data from past phase I/II studies of STR,” said Dr. Bensinger.  “Our follow-up of the nearly 100 myeloma patients treated in three clinical studies to date indicates that we can deliver an effective dose of STR radiation directly to myeloma cells in the marrow, with the potential to increase the rate of complete remission in patients undergoing high-dose chemotherapy with autologous stem cell transplant.”

Jerry McMahon, CEO of NeoRx, commented, “We are very pleased with the response to therapy achieved in these patients with STR, with a median dose that is actually lower than the dose fixed in our pivotal study initiated earlier this year.  We are particularly encouraged by the safety data indicating no urinary tract toxicity.  The findings of Dr. Bensinger support our ongoing phase III study, which was designed to demonstrate a response rate better than the current standard of care.”

The abstract of Dr. Bensinger’s presentation, “166-Ho-DOTMP Skeletal Targeted Radiotherapy with Melphalan and Autologous Stem Cell Support for Multiple Myeloma” (poster X10, abstract 6656), is available on the ASCO Web site: www.asco.org.

STR, also known as 166-Ho-DOTMP, is an innovative cancer therapeutic that delivers radiation directly to cancer cells in the bone and bone marrow, thus sparing other tissues from radiation’s effects.  STR is composed of a bone-targeting molecule in a stable complex with a radioactive substance.  When injected into a patient’s bloodstream, STR rapidly binds to bone mineral to treat the bone and bone marrow with a brief, intense dose of radiation to destroy cancer cells in the marrow.  STR that does not bind to bone is rapidly eliminated from the body shortly after administration.  STR treatment is followed by high-dose chemotherapy and autologous stem cell transplantation.

ASCO Myeloma Education Session Webcast

The Multiple Myeloma Research Foundation (MMRF) will host a webcast featuring Drs. David Maloney of the Fred Hutchinson Cancer Research Center, Vincent Rajkumar of the Mayo Clinic, and Paul Richardson of the Dana-Farber Cancer Institute, who will share highlights from the ASCO 2004 Annual Meeting, including a discussion of the STR clinical data presented by Dr. Bensinger.  The webcast will be available beginning June 8 on the MMRF’s Web site: www.multiplemyeloma.org.

About NeoRx

NeoRx is a cancer therapeutics development company with headquarters in Seattle and manufacturing facilities in Denton, Texas.  NeoRx is developing STR for use with high-dose chemotherapy and autologous stem cell transplantation to treat multiple myeloma and other cancers where stem cell transplantation is indicated.  In March 2004 the Company began a phase III clinical trial of STR in patients with primary refractory multiple myeloma.  In April 2004, NeoRx acquired the rights to develop, manufacture and commercialize Nexplatin, a third-generation platinum-based anti-cancer agent.  The Company plans to initiate phase II clinical studies of Nexplatin in one or more cancer indications.

This release contains forward-looking statements relating to the development of the Company’s products and strategic goals that are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” “plan,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science sector in particular, specifically those that may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner and commercialize products and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003, and Quarterly Report on Form 10- Q for the quarter ended March 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Jerry McMahon	Jody Cain (jcain@lhai.com)
Chief Executive Officer	Bruce Voss (bvoss@lhai.com)
206-286-2524	310-691-7100